EXHIBIT 99.1

OptimumBank Holdings, Inc. Announces Improving Quarterly and Year-End Results

FORT LAUDERDALE, Fla., Jan. 30, 2012 (GLOBE NEWSWIRE) -- OptimumBank Holdings, Inc. (Nasdaq:OPHC), the parent company of OptimumBank, announced today that its quarterly losses substantially decreased during the fourth quarter ended December 31, 2011, a significant improvement from the previous nine quarters. The Company reported a net loss for the fourth quarter ended December 31, 2011 of approximately $57,000, or $.003 per basic share, compared to a net loss for the same period in the prior year of approximately $1.7 million, or $2.06 per share. The Company's 2011 fourth quarter results also significantly improved compared to the previous two quarters. In the quarters ended September 30, 2011 and June 30, 2011, the Company recorded net losses of approximately $0.6 million, or $.69 per basic share and $2.0 million or $2.40 per basic share, respectively.  Moishe Gubin, the recently elected Chairman of Board said, "We are pleased with the significant improvement in our fourth quarter results and the positive earnings trend."

The Company reported a net loss of $3.7 million or $.17 per basic share for the year ended December 31, 2011 compared to a net loss of $8.5 million or $10.32 per basic share for the same period last year.  Non-performing assets have been a significant drain on the Company's resources for over two years. These assets decreased by approximately $2.1 million during 2011, to $36.3 million at December 31, 2011.  Chairman Gubin said that, "Greater progress in reducing non-performing assets is expected in 2012 with further reductions expected as early as in the first quarter of 2012."

The provision for loan losses reflected a net recovery of $0.1 million for the year ended December 31, 2011, a substantial improvement over the loan loss provision of $3.6 million for the same period last year.   Charge-offs for the year ended December 31, 2011 were $1.7 million, offset by credit recoveries of $.5 million and a reduction in the allowance for loan losses of $1.3 million due to a reduction in total loans outstanding.

In October 2011, the Company issued $8.4 million in common stock in a private placement offering.   Following the closing, the Company raised an additional $0.2 million in the offering, bringing total new capital raised in 2011 to approximately $8.6 million. In addition, during the fourth quarter of 2011, the Company entered into a binding agreement with Chairman Gubin, who was instrumental in raising capital, to sell to him an additional $2.7 million in common stock no later than June 30, 2012. The closing of the transaction is subject to regulatory approval by the Federal Reserve Board and the Florida Office of Financial Regulation.

OptimumBank's Tier One Leverage and Total Risk-Based Capital Ratios at December 31, 2011 were 7.79% and 12.52% compared to minimum corresponding ratios of 8% and 12%, imposed under OptimumBank's Regulatory Consent Order with the FDIC and the Florida Office of Financial Regulation. The actual December 31, 2011 Tier One Leverage Ratio was only slightly below the Consent Order requirement. Assuming receipt of the additional $2.7 million in capital from the stock purchase transaction with Mr. Gubin, OptimumBank's Tier One Leverage and Total Risk-Based Capital ratios at December 31, 2011 on a pro forma basis, would be approximately 9.41% and 14.80% and would exceed the minimum regulatory capital ratios imposed under the Consent Order.

Mr. Gubin noted, "OptimumBank's lending pipeline has currently grown to over $12.0 million in a short period of time. Originating new loans, reducing non-performing assets and lowering funding costs are the keys to returning the Company to profitability; we are not resting until that occurs." Mr. Gubin also stated, "We are installing new banking software during the first quarter of 2012 to facilitate the creation of new and innovative deposit products in order to attract lower cost deposits and reduce the Bank's funding costs."

The Company offers a wide array of lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties through its executive offices and three branch offices in Broward County, Florida.

The OptimumBank Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3232

This press release includes forward-looking statements and OptimumBank Holdings, Inc. intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe OptimumBank Holdings, Inc.'s expectations regarding future events.  Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. OptimumBank Holdings, Inc. undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

CONTACT: Moishe Gubin, Chairman of the Board or
         Richard L. Browdy, President at (954) 776-2332